Exhibit 10.51

FORM OF RESTRICTED STOCK AGREEMENT

WITH VARIED VESTING SCHEDULE OR CIRCUMSTANCES

20     Senior Officer Restricted Stock Grant

Continued Employment Performance Goal[s]

Restricted Period[s]:

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

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RESTRICTED STOCK AGREEMENT

*  *  *

GRANTEE:	< name >

GRANT DATE:	, 20

SHARES:	< number of whole shares>

1. Definitions. Certain terms used in this Restricted Stock Agreement (the “Agreement”) are defined in Annex A (which is incorporated herein as part of the Agreement) or elsewhere in the Agreement, and such definitions will apply except where the context otherwise indicates.

In the Agreement, “PNC” means The PNC Financial Services Group, Inc. and “Corporation” means PNC and its Consolidated Subsidiaries.

2. Grant of Restricted Shares. Pursuant to The PNC Financial Services Group, Inc. 2006 Incentive Award Plan (the “Plan”), and subject to the terms and conditions of the Agreement, PNC hereby grants to the Grantee named above (“Grantee”) a Restricted Shares Award of the number of shares of PNC common stock set forth above, and, upon acceptance of the Grant by Grantee in accordance with Section 16, will cause the issuance of said shares to Grantee subject to the terms and conditions of the Agreement and the Plan.

The shares granted and issued to Grantee hereby as a Restricted Shares Award subject to the restrictions set forth in and the terms and conditions of the Agreement and the Plan are hereafter referred to as the “Restricted Shares.”

[Describe vesting schedule and conditions, as necessary]

-1-	April 2008

3. Terms of Grant. The Grant is subject to the following terms and conditions.

Restricted Shares are subject to [a Restricted Period] [the Restricted Period] applicable to such shares as provided in Section A.27 of Annex A. Once issued in accordance with Section 16, Restricted Shares will be deposited with PNC or its designee, or credited to a book-entry account, during the term of the [applicable] Restricted Period unless and until forfeited pursuant to the terms of the Agreement.

Any certificate or certificates representing such Restricted Shares will contain the following legend:

“This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in The PNC Financial Services Group, Inc. 2006 Incentive Award Plan and an Agreement entered into between the registered owner and The PNC Financial Services Group, Inc. Release from such terms and conditions will be made only in accordance with the provisions of such Plan and such Agreement, a copy of each of which is on file in the office of the Corporate Secretary of The PNC Financial Services Group, Inc.”

Where a book-entry system is used with respect to the issuance of Restricted Shares, appropriate notation of such forfeiture possibility and transfer restrictions will be made on the system with respect to the account or accounts to which the Restricted Shares are credited.

Restricted Shares deposited with PNC or its designee during the term of the [applicable] Restricted Period[s] that become Awarded Shares as provided in Section A.2 of Annex A will be released and reissued to, or at the proper direction of, Grantee or Grantee’s legal representative pursuant to Section 9.

4. Rights as Shareholder. Except as provided in Section 6 and subject to Section 7.5(c), if applicable, and to Section 16, Grantee will have all the rights and privileges of a shareholder with respect to the Restricted Shares including, but not limited to, the right to vote the Restricted Shares and the right to receive dividends thereon if and when declared by the Board; provided, however, that all such rights and privileges will cease immediately upon any forfeiture of such shares.

5. Capital Adjustments. Restricted Shares awarded hereunder shall, as issued and outstanding shares of PNC common stock, be subject to such adjustment as may be necessary to reflect corporate transactions, including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC; provided, however, that any shares received as distributions on or in exchange for Unvested Shares shall be subject to the terms and conditions of the Agreement as if they were Restricted Shares[, and shall have the same Restricted Period and Performance Goal that are applicable to the Restricted Shares that such shares were a distribution on or for which such shares were exchanged].

-2-	April 2008

6. Prohibitions Against Sale, Assignment, etc.; Payment to Legal Representative.

(a) Unvested Shares may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered, other than as may be required pursuant to Section 10.2, unless and until the [applicable] Restricted Period terminates and the Awarded Shares are released and reissued by PNC pursuant to Section 9.

(b) If Grantee is deceased at the time Restricted Shares become Awarded Shares, PNC will deliver such shares to the executor or administrator of Grantee’s estate or to Grantee’s other legal representative as determined in good faith by the Committee.

(c) Any delivery of shares or other payment made in good faith by PNC to Grantee’s executor, administrator or other legal representative shall extinguish all right to payment hereunder.

7. Forfeiture; Death; Qualifying Disability Termination; Termination in Anticipation of Change in Control; Other Committee Authority.

7.1 Forfeiture on Termination of Employment. Except as otherwise provided in and subject to the conditions of Section 7.3, Section 7.4(a), Section 7.5(a), Section 7.5(b), Section 7.6, or Section 8, if applicable, in the event that Grantee’s employment with the Corporation terminates prior to [vesting date/condition], all Restricted Shares that are Unvested Shares on Grantee’s Termination Date will be forfeited by Grantee to PNC without payment of any consideration by PNC.

Upon forfeiture of Unvested Shares pursuant to the provisions of this Section 7.1 or the provisions of Section 7.2, Section 7.4(b), or Section 7.5(d), neither Grantee nor any successors, heirs, assigns or legal representatives of Grantee will thereafter have any further rights or interest in such Unvested Shares or any certificate or certificates representing such Unvested Shares.

7.2 Forfeiture for Detrimental Conduct. Unvested Shares that would otherwise remain outstanding after Grantee’s Termination Date, if any, will be forfeited by Grantee to PNC without payment of any consideration by PNC in the event that, at any time prior to the date such shares become Awarded Shares, PNC determines that Grantee has engaged in Detrimental Conduct; provided, however, that: (a) this Section 7.2 will not apply to Restricted Shares that remain outstanding after Grantee’s Termination Date pursuant to Section 7.3 or Section 7.5, if any; (b) no determination that Grantee has engaged in Detrimental Conduct may be made on or after the date of Grantee’s death; (c) Detrimental Conduct will not apply to conduct by or activities of successors to the Restricted Shares by will or the laws of descent and distribution in the event of Grantee’s death; and (d) Detrimental Conduct will cease to apply to any Restricted Shares upon a Change in Control.

-3-	April 2008

If any criminal charges are brought against Grantee alleging the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation in an indictment or in other analogous formal charges commencing judicial criminal proceedings, the Committee may determine to suspend the vesting of the Restricted Shares, to the extent that the Restricted Shares are still outstanding and have not yet become Awarded Shares, or to require the escrow of the proceeds of the shares. Any such suspension or escrow is subject to the following restrictions:

(i) It may last only until the earliest to occur of the following:

(A) resolution of the criminal proceedings in a manner that constitutes Detrimental Conduct;

(B) resolution of the criminal proceeding in one of the following ways: (1) the charges as they relate to such alleged felony have been dismissed (with or without prejudice), (2) Grantee has been acquitted of such alleged felony, or (3) a criminal proceeding relating to such alleged felony has been completed without resolution (for example, as a result of a mistrial) and the relevant time period for recommencing criminal proceedings relating to such alleged felony has expired without any such recommencement; and

(C) termination of the suspension or escrow in the discretion of the Committee; and

(ii) It may be imposed only if the Committee makes reasonable provision for the retention or realization of the value of the Restricted Shares to Grantee as if no suspension or escrow had been imposed upon any termination of the suspension or escrow under clauses (i)(B) or (C) above.

7.3 Death. In the event of Grantee’s death while an employee of the Corporation and prior to [vesting date/condition], [the Continued Employment Performance Goal] [all remaining applicable Continued Employment Performance Goals] will be deemed to have been achieved, and the Restricted Period [or Periods] with respect to all then outstanding Unvested Shares, if any, will terminate on the date of Grantee’s death.

The Restricted Shares which thereby become Awarded Shares will be released and reissued by PNC to, or at the proper direction of, Grantee’s legal representative pursuant to Section 9 as soon as administratively practicable following such date.

-4-	April 2008

7.4	Qualifying Disability Termination.

(a) In the event Grantee’s employment with the Corporation is terminated prior to [vesting date/condition] by the Corporation by reason of Grantee’s Total and Permanent Disability, Unvested Shares will not be automatically forfeited on Grantee’s Termination Date. Instead, Unvested Shares will, subject to the forfeiture provisions of Section 7.2 and Section 7.4(b), remain outstanding pending and subject to affirmative approval of the vesting of the Restricted Shares pursuant to this Section 7.4(a) by the Designated Person specified in Section A.15 of Annex A.

If such Unvested Shares are still outstanding but the Designated Person has not made a specific determination to either approve or disapprove the vesting of the Unvested Shares [or relevant portion thereof] by the day immediately preceding [vesting date/condition, by tranche if applicable], then the Restricted Period [applicable to such shares] will be automatically extended through the first to occur of: (1) the day the Designated Person makes a specific determination regarding such vesting; and (2) either (i) the ninetieth (90th) day following [vesting date/condition, by tranche if applicable], if the Designated Person is the Chief Human Resources Officer of PNC or other person designated by the Committee, or (ii) the 180th day following such [vesting date/condition] if the Designated Person is the Committee or its delegate, whichever is applicable; provided, however, if the Committee has acted to suspend the vesting of the Restricted Shares pursuant to Section 7.2, the Restricted Period will be extended until the terms of such suspension have been satisfied.

If the vesting of the then outstanding Unvested Shares [or relevant portion thereof] is affirmatively approved by the Designated Person on or prior to the last day of the [applicable] Restricted Period for [the respective tranche of] such shares, including any extension of such Restricted Period, if applicable, then the [applicable] Continued Employment Performance Goal with respect to such [tranche of] shares will be deemed to have been achieved, and the Restricted Period with respect to all [such Unvested Shares in such tranche then outstanding] [then outstanding Unvested Shares], if any, will terminate as of the end of the day on the date of such approval. Restricted Shares outstanding at the termination of [the] [such applicable] Restricted Period will become Awarded Shares and will be released and reissued by PNC pursuant to Section 9.

(b) If the Designated Person disapproves the vesting of Unvested Shares that had remained outstanding after Grantee’s Termination Date pending and subject to affirmative approval of vesting, then all such Unvested Shares that are still outstanding will be forfeited by Grantee to PNC on such disapproval date without payment of any consideration by PNC.

If by the end of the [applicable] Restricted Period, including any extension of such Restricted Period pursuant to the second paragraph of Section 7.4(a), if applicable, the Designated Person has neither affirmatively approved nor specifically disapproved the vesting of [such] [the] Unvested Shares that had remained outstanding after Grantee’s Termination Date pending and subject to affirmative approval of vesting, then all such Unvested Shares that are still outstanding will be forfeited by Grantee to PNC at the close of business on the last day of the [applicable] Restricted Period without payment of any consideration by PNC.

-5-	April 2008

7.5 Termination in Anticipation of a Change in Control.

(a) Notwithstanding anything in the Agreement to the contrary, if, after the occurrence of a CIC Triggering Event but prior to the occurrence of a CIC Failure or of the Change in Control triggered by the CIC Triggering Event and prior to [vesting date/condition], Grantee’s employment is terminated (other than by reason of Grantee’s death) by the Corporation without Cause or by Grantee for Good Reason, or if Grantee’s employment is deemed to have been so terminated pursuant to Section 7.5(b), then: (i) [the] [all remaining applicable] Continued Employment Performance Goal[s] will be deemed to have been achieved and the Restricted Period [or Periods] with respect to all then outstanding Unvested Shares, if any, will terminate as of the end of the day on the day immediately preceding Grantee’s Termination Date (or, in the case of a qualifying termination pursuant to Section 7.5(b), the date all of the conditions set forth in clauses (i), (ii) and (iii) of the first or second paragraph, as the case may be, of Section 7.5(b) are met); and (ii) all Restricted Shares that thereby become Awarded Shares will be released and reissued by PNC pursuant to Section 9 as soon as administratively practicable following such date.

(b) Grantee’s employment will also be deemed to have been terminated by the Corporation without Cause after the occurrence of a CIC Triggering Event but prior to the occurrence of a CIC Failure or of the Change in Control triggered by the CIC Triggering Event for purposes of Section 7.5(a) if: (i) Grantee’s employment is terminated by the Corporation without Cause; (ii) such termination of employment (a) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in anticipation of a Change in Control; and (iii) a CIC Triggering Event or a Change in Control occurs within three (3) months of such termination of employment.

Grantee’s employment will also be deemed to have been terminated by Grantee for Good Reason after the occurrence of a CIC Triggering Event but prior to a CIC Failure for purposes of Section 7.5(a) if: (i) Grantee terminates Grantee’s employment with Good Reason; (ii) the circumstance or event that constitutes Good Reason (a) occurs at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (b) otherwise arose in anticipation of a Change in Control; and (iii) a CIC Triggering Event or a Change in Control occurs within three (3) months of such termination of employment.

For purposes of this Section 7.5(b) only, Grantee will have the burden of proving that the requirements of clause (ii) of the first or second paragraph of this Section 7.5(b), as the case may be, have been met and the standard of proof to be met by Grantee will be clear and convincing evidence.

For purposes of this Section 7.5(b) only, the definition of Change in Control in Section A.6 of Annex A will exclude the proviso in Section A.6(a).

-6-	April 2008

(c) If Unvested Shares will be forfeited by Grantee to PNC by reason of Grantee’s termination of employment with the Corporation pursuant to Section 7.1 unless all of the conditions set forth in clauses (i), (ii) and (iii) of the first or second paragraph, as the case may be, of Section 7.5(b) are met, then in the event that the record date for any dividend payable with respect to such Unvested Shares occurs on or after Grantee’s Termination Date but prior to the time all of the conditions set forth in clauses (i), (ii) and (iii) of the first or second paragraph, as the case may be, of Section 7.5(b) have been met, such dividend will be held, without interest, pending and subject to satisfaction of all of such conditions. In the event that one or more of the conditions of Section 7.5(b) are not met, any dividend being held pending and subject to satisfaction of such conditions will be forfeited by Grantee to PNC without payment of any consideration by PNC.

(d) If Unvested Shares will be forfeited by Grantee to PNC by reason of Grantee’s termination of employment with the Corporation pursuant to Section 7.1 unless all of the conditions set forth in clauses (i), (ii) and (iii) of the first or second paragraph, as the case may be, of Section 7.5(b) are met, then such Restricted Shares will remain outstanding pending and subject to satisfaction of all of those conditions. Upon the failure of any required condition, all such Unvested Shares will be forfeited by Grantee to PNC on the date such failure occurs without payment of any consideration by PNC.

7.6 Other Committee Authority. Prior to [vesting date/condition], the Committee or its delegate may in their sole discretion, but need not, determine that, with respect to some or all of Grantee’s outstanding Unvested Shares, the [applicable] Continued Employment Performance Goal [or Goals] will be deemed to have been achieved and the [applicable] Restricted Period [or Periods] with respect to such shares will terminate, all subject to such restrictions, terms or conditions as the Committee or its delegate may in their sole discretion determine.

8. Change in Control. Notwithstanding anything in the Agreement to the contrary, upon the occurrence of a Change in Control: (i) if Grantee is an employee of the Corporation as of the day immediately preceding the Change in Control, [the Continued Employment Performance Goal] [all remaining applicable Continued Employment Performance Goals] will be deemed to have been achieved and the Restricted Period [or Periods] with respect to all then outstanding Unvested Shares, if any, will terminate as of the day immediately preceding the Change in Control; (ii) if Grantee’s employment with the Corporation terminated prior to the occurrence of the Change in Control but Unvested Shares remained outstanding after such termination of employment pursuant to Section 7.4 and are still outstanding pending and subject to affirmative approval of the vesting of such shares by the Designated Person specified in Section A.15 of Annex A, then with respect to all such Unvested Shares outstanding as of the day immediately preceding the Change in Control, such affirmative vesting approval will be deemed to have been given, the [applicable] Continued Employment Performance Goal [or Goals] will be deemed to have been achieved, and the [applicable] Restricted Period [or Periods] will terminate, all as of the day immediately preceding the Change in Control; and (iii) all Restricted Shares that thereby become Awarded Shares will be released and reissued by PNC pursuant to Section 9 as soon as administratively practicable following such date.

-7-	April 2008

9. Termination of Prohibitions; Payment to Legal Representative. Except as otherwise directed by the Committee pursuant to the suspension or escrow provisions of Section 7.2, if and to the extent applicable, following termination of the [applicable] Restricted Period, PNC will release and issue or reissue the then outstanding whole Restricted Shares that have become Awarded Shares without the legend referred to in Section 3.

Upon release and issuance of shares that have become Awarded Shares in accordance with this Section 9, PNC or its designee will deliver such whole shares to, or at the proper direction of, Grantee or Grantee’s legal representative.

Any delivery of shares or other payment made in good faith by PNC to Grantee’s executor, administrator or other legal representative shall extinguish all right to payment hereunder.

10. Payment of Taxes.

10.1 Internal Revenue Code Section 83(b) Election. In the event that Grantee makes an Internal Revenue Code Section 83(b) election with respect to the Restricted Shares, Grantee shall satisfy all then applicable federal, state or local withholding tax obligations arising from that election (a) by payment of cash or (b) if and to the extent then permitted by PNC and subject to such terms and conditions as PNC may from time to time establish, by physical delivery to PNC of certificates for whole shares of PNC common stock that are not subject to any contractual restriction, pledge or other encumbrance and that have been owned by Grantee for at least six (6) months and, in the case of restricted stock, for which it has been at least six (6) months since the restrictions lapsed, or by a combination of cash and such stock. Any such tax election shall be made pursuant to a form to be provided to Grantee by PNC on request. For purposes of this Section 10.1, shares of PNC common stock that are used to satisfy applicable withholding tax obligations will be valued at their Fair Market Value on the date the tax withholding obligation arises. Grantee will provide to PNC a copy of any Internal Revenue Code Section 83(b) election filed by Grantee with respect to the Restricted Shares not later than ten (10) days after the filing of such election.

10.2 Other Tax Liabilities. Where Grantee has not previously satisfied all applicable withholding tax obligations, PNC will, at the time the tax withholding obligation arises with respect to any Restricted Shares, retain sufficient whole shares of PNC common stock from the shares granted pursuant to the Agreement to satisfy the minimum amount of taxes then required to be withheld by the Corporation in connection with such Restricted Shares. For purposes of this Section 10.2, shares of PNC common stock retained to satisfy applicable withholding tax requirements will be valued at their Fair Market Value on the date the tax withholding obligation arises.

-8-	April 2008

PNC will not retain more than the number of shares sufficient to satisfy the minimum amount of taxes then required to be withheld in connection with the Restricted Shares. If Grantee desires to have an additional amount withheld above the required minimum, up to Grantee’s W-4 obligation if higher, and if PNC so permits, Grantee may elect to satisfy this additional withholding either: (a) by payment of cash; or (b) if and to the extent then permitted by PNC and subject to such terms and conditions as PNC may from time to time establish, using whole shares of PNC common stock (either by physical delivery to PNC of certificates for the shares or through PNC’s share attestation procedure) that are not subject to any contractual restriction, pledge or other encumbrance and that have been owned by Grantee for at least six (6) months and, in the case of restricted stock, for which it has been at least six (6) months since the restrictions lapsed. Any such tax election shall be made pursuant to a form provided by PNC. Shares of PNC common stock that are used for this purpose will be valued at their Fair Market Value on the date the tax withholding obligation arises. If Grantee’s W-4 obligation does not exceed the required minimum withholding in connection with the Restricted Shares, no additional withholding may be made.

11. Employment. Neither the granting and issuance of the Restricted Shares nor any term or provision of the Agreement shall constitute or be evidence of any understanding, expressed or implied, on the part of PNC or any subsidiary to employ Grantee for any period or in any way alter Grantee’s status as an employee at will.

12. Subject to the Plan and the Committee. In all respects the Grant and the Agreement are subject to the terms and conditions of the Plan, which has been made available to Grantee and is incorporated herein by reference; provided, however, the terms of the Plan shall not be considered an enlargement of any benefits under the Agreement. Further, the Grant and the Agreement are subject to any interpretation of, and any rules and regulations issued by, the Committee or its delegate or under the authority of the Committee, whether made or issued before or after the Grant Date.

13. Headings; Entire Agreement. Headings used in the Agreement are provided for reference and convenience only, shall not be considered part of the Agreement, and shall not be employed in the construction of the Agreement. The Agreement constitutes the entire agreement between Grantee and PNC and supersedes all other discussions, negotiations, correspondence, representations, understandings and agreements between the parties with respect to the subject matter hereof.

14. Grantee Covenants.

14.1 General. Grantee and PNC acknowledge and agree that Grantee has received adequate consideration with respect to enforcement of the provisions of Sections 14 and 15 by virtue of receiving this grant of Restricted Shares (regardless of whether such shares ultimately become Awarded Shares); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent Grantee from earning a living.

-9-	April 2008

14.2 Non-Solicitation; No-Hire. Grantee agrees to comply with the provisions of subsections (a) and (b) of this Section 14.2 while employed by the Corporation and for a period of twelve (12) months after Grantee’s Termination Date regardless of the reason for such termination of employment.

(a) Non-Solicitation. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, solicit, call on, do business with, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any Person that Grantee should reasonably know (i) is a customer of PNC or any subsidiary for which PNC or any subsidiary provides any services as of the Termination Date, or (ii) was a customer of PNC or any subsidiary for which PNC or any subsidiary provided any services at any time during the twelve (12) months preceding the Termination Date, or (iii) was, as of the Termination Date, considering retention of PNC or any subsidiary to provide any services.

(b) No-Hire. Grantee shall not, directly or indirectly, either for Grantee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, employ or offer to employ, call on, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any employee of PNC or any of its subsidiaries, nor shall Grantee assist any other Person in such activities.

Notwithstanding the above, if Grantee’s employment with the Corporation is terminated by the Corporation without Cause or by Grantee with Good Reason and such Termination Date occurs during a Coverage Period (either as Coverage Period is defined in Section A.14 of Annex A or, if Grantee was a party to a written agreement between Grantee and PNC providing, among other things, for certain change in control severance benefits (a “CIC Severance Agreement”) that was in effect at the time of such termination of employment, as Coverage Period is defined in such CIC Severance Agreement, if longer), then commencing immediately after such Termination Date, the provisions of subsections (a) and (b) of this Section 14.2 will no longer apply and will be replaced with the following subsection (c):

(c) No-Hire. Grantee agrees that Grantee shall not, for a period of twelve (12) months after the Termination Date, employ or offer to employ, solicit, actively interfere with PNC’s or any PNC affiliate’s relationship with, or attempt to divert or entice away, any officer of PNC or any PNC affiliate.

14.3 Confidentiality. During Grantee’s employment with the Corporation, and thereafter regardless of the reason for termination of such employment, Grantee will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Corporation whether or not conceived of or prepared by Grantee, other than (a) information generally known in the Corporation’s industry or acquired from public sources, (b) as required in the course of employment by the Corporation, (c) as required by any court, supervisory authority, administrative agency or applicable law, or (d) with the prior written consent of PNC.

-10-	April 2008

14.4 Ownership of Inventions. Grantee shall promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by Grantee during the term of Grantee’s employment with the Corporation, whether alone or with others, and that are (a) related directly or indirectly to the business or activities of PNC or any of its subsidiaries or (b) developed with the use of any time, material, facilities or other resources of PNC or any subsidiary (“Developments”). Grantee agrees to assign and hereby does assign to PNC or its designee all of Grantee’s right, title and interest, including copyrights and patent rights, in and to all Developments. Grantee shall perform all actions and execute all instruments that PNC or any subsidiary shall deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 14.4 shall be performed by Grantee without further compensation and will continue beyond the Termination Date.

15. Enforcement Provisions. Grantee understands and agrees to the following provisions regarding enforcement of the Agreement.

15.1 Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of the Agreement, Grantee and PNC hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.

15.2 Equitable Remedies. A breach of the provisions of any of Sections 14.2, 14.3 or 14.4 will cause the Corporation irreparable harm, and the Corporation will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining Grantee, and each and every person and entity acting in concert or participating with Grantee, from initiation and/or continuation of such breach.

15.3 Tolling Period. If it becomes necessary or desirable for the Corporation to seek compliance with the provisions of Section 14.2 by legal proceedings, the period during which Grantee shall comply with said provisions will extend for a period of twelve (12) months from the date the Corporation institutes legal proceedings for injunctive or other relief.

15.4 No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of the Agreement will not be deemed a waiver of such term, covenant or condition, nor will any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

-11-	April 2008

15.5 Severability. The restrictions and obligations imposed by Sections 14.2, 14.3 and 14.4 are separate and severable, and it is the intent of Grantee and PNC that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations will remain valid and binding upon Grantee.

15.6 Reform. In the event any of Sections 14.2, 14.3 and 14.4 are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of Grantee and PNC that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

15.7 Waiver of Jury Trial. Each of Grantee and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 14.2, 14.3 and 14.4.

15.8 Applicable Law. Notwithstanding anything in the Agreement, PNC will not be required to comply with any term, covenant or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC or any of its subsidiaries. Further, to the extent, if any, applicable to Grantee, Grantee agrees to reimburse PNC for any amounts Grantee may be required to reimburse PNC or its subsidiaries pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, and agrees that PNC need not comply with any term, covenant or condition of the Agreement to the extent that doing so would require that Grantee reimburse PNC or its subsidiaries for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

15.9. Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that the Grant and the Agreement comply with the provisions of Section 409A to the extent, if any, that such provisions are applicable to the Agreement, and the Agreement will be administered by PNC in a manner consistent with this intent.

If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Grantee agrees that PNC may, without the consent of Grantee, modify the Agreement and the Grant to the extent and in the manner PNC deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that PNC deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

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16. Acceptance of Grant; PNC Right to Cancel. If Grantee does not accept the Grant by executing and delivering a copy of the Agreement to PNC, without altering or changing the terms thereof in any way, within thirty (30) days of receipt by Grantee of a copy of the Agreement, PNC may, in its sole discretion, withdraw its offer and cancel the Grant at any time prior to Grantee’s delivery to PNC of a copy of the Agreement executed by Grantee. Otherwise, upon execution and delivery of the Agreement by both PNC and Grantee and, in the event that Grantee is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities, the filing with and acceptance by the SEC of a Form 4 reporting the Grant, the Agreement is effective.

Grantee will not have any of the rights of a shareholder with respect to the Restricted Shares as set forth in Section 4, and will not have the right to vote or to receive dividends on such shares, until the date the Agreement is effective and the Restricted Shares are issued in accordance with this Section 16.

In the event that one or more record dates for dividends on PNC common stock occur after the Grant Date but before the date the Agreement is effective in accordance with this Section 16 and the Restricted Shares are issued, then upon the effectiveness of the Agreement, the Corporation will make a cash payment to Grantee equivalent to the amount of the dividends Grantee would have received had the Agreement been effective and the Restricted Shares had been issued on the Grant Date. Any such amount will be payable in accordance with applicable regular payroll practice as in effect from time to time for similarly situated employees.

IN WITNESS WHEREOF, PNC has caused the Agreement to be signed on its behalf as of the Grant Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:

Chairman and Chief Executive Officer

ATTEST:

By:

Corporate Secretary

ACCEPTED AND AGREED TO by GRANTEE

Grantee

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ANNEX A

CERTAIN DEFINITIONS

*  *  *

A.1 “Agreement” means the Restricted Stock Agreement between PNC and Grantee evidencing the Grant of the Restricted Shares Award to Grantee pursuant to the Plan.

A.2 “Awarded Shares.” Provided that Restricted Shares are then outstanding, Restricted Shares become “Awarded Shares” when all of the following have occurred: (a) the Continued Employment Performance Goal applicable to such Restricted Shares has been achieved or is deemed to have been achieved pursuant to the terms of the Agreement; (b) the Restricted Period applicable to such Restricted Shares has terminated; and (c) if the Committee has acted to suspend the vesting of the Restricted Shares pursuant to Section 7.2 of the Agreement, the terms of such suspension have been satisfied and the Restricted Shares have not been forfeited.

A.3 “Board” means the Board of Directors of PNC.

A.4 “Cause” means:

(a) the willful and continued failure of Grantee to substantially perform Grantee’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Grantee by the Board or the CEO which specifically identifies the manner in which the Board or the CEO believes that Grantee has not substantially performed Grantee’s duties; or

(b) the willful engaging by Grantee in illegal conduct or gross misconduct that is materially and demonstrably injurious to PNC or any of its subsidiaries.

For purposes of the preceding clauses (a) and (b), no act or failure to act, on the part of Grantee, shall be considered willful unless it is done, or omitted to be done, by Grantee in bad faith and without reasonable belief that Grantee’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon the instructions or prior approval of the Board, the CEO or Grantee’s superior or based upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by Grantee in good faith and in the best interests of the Corporation.

The cessation of employment of Grantee will be deemed to be a termination of Grantee’s employment with the Corporation for Cause for purposes of the Agreement only if and when there shall have been delivered to Grantee, as part of the notice of Grantee’s termination, a copy of a resolution duly adopted by the affirmative vote of not

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less than a majority of the entire membership of the Board, at a Board meeting called and held for the purpose of considering such termination, finding on the basis of clear and convincing evidence that, in the good faith opinion of the Board, Grantee is guilty of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail. Such resolution shall be adopted only after (i) reasonable notice of such Board meeting is provided to Grantee, together with written notice that PNC believes that Grantee is guilty of conduct described in clause (a) or clause (b) above and, in either case, specifying the particulars thereof in detail, and (ii) Grantee is given an opportunity, together with counsel, to be heard before the Board.

A.5 “CEO” means the chief executive officer of PNC.

A.6 “Change in Control” means a change of control of PNC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not PNC is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control will be deemed to have occurred if:

(a) any Person, excluding employee benefits plans of the Corporation, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of PNC representing twenty percent (20%) or more of the combined voting power of PNC’s then outstanding securities; provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power will not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b) PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction of PNC (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) PNC’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the shareholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of PNC’s assets;

(d) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

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(e) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f) the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a subsidiary or division of PNC or any of its subsidiaries will not by itself constitute a Change in Control.

A.7 “CIC Failure” means the following:

(a) with respect to a CIC Triggering Event described in Section A.8(a), PNC’s shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or

(b) with respect to a CIC Triggering Event described in Section A.8(b), the proxy contest fails to replace or remove a majority of the members of the Board.

A.8 “CIC Triggering Event” means the occurrence of either of the following:

(a) the Board or PNC’s shareholders approve a transaction described in Subsection (b) of the definition of Change in Control contained in Section A.6; or

(b) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board.

A.9 “Committee” means the Personnel and Compensation Committee of the Board or such person or persons as may be designated or appointed by that committee as its delegate or designee.

A.10 “Competitive Activity” means, for purposes of the Agreement, any participation in, employment by, ownership of any equity interest exceeding one percent (1%) in, or promotion or organization of, any Person other than PNC or any of its subsidiaries (a) engaged in business activities similar to some or all of the business activities of PNC or any subsidiary as of Grantee’s Termination Date or (b) engaged in business activities which Grantee knows PNC or any subsidiary intends to enter within the first twelve (12) months after Grantee’s Termination Date or, if later and if applicable, after the date specified in clause (ii) of Section A.16(a), in either case whether

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Grantee is acting as agent, consultant, independent contractor, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein.

A.11 “Consolidated Subsidiary” means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that (1) is a consolidated subsidiary of PNC under generally accepted accounting principles and (2) satisfies the definition of “service recipient” under Section 409A of the Internal Revenue Code.

A.12 “Continued Employment Performance Goal.” The applicable Continued Employment Performance Goal for Restricted Shares means, subject to early achievement if so determined by the Committee or its delegate or to deemed achievement pursuant to Section 7.3, Section 7.4, Section 7.5, or Section 8 of the Agreement, if applicable, that Grantee has been continuously employed by the Corporation for the period from the Grant Date through (and including) the day immediately preceding the first of the following to occur: (a) [vesting date/condition, by tranche if applicable]; (b) the date of Grantee’s death; and (c) the day a Change in Control is deemed to have occurred.

A.13 “Corporation” means PNC and its Consolidated Subsidiaries.

A.14 “Coverage Period” means a period (a) commencing on the earlier to occur of (i) the date of a CIC Triggering Event and (ii) the date of a Change in Control and (b) ending on the date that is three (3) years after the date of the Change in Control; provided, however, that in the event that a Coverage Period commences on the date of a CIC Triggering Event, such Coverage Period will terminate upon the earlier to occur of (x) the date of a CIC Failure and (y) the date that is three (3) years after the date of the Change in Control triggered by the CIC Triggering Event. After the termination of any Coverage Period, another Coverage Period will commence upon the earlier to occur of clause (a)(i) and clause (a)(ii) in the preceding sentence.

A.15 “Designated Person” will be either: (a) the Committee or its delegate, if Grantee was a member of the Corporate Executive Group (or equivalent successor classification) or was subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to PNC securities when he or she ceased to be an employee of the Corporation; or (b) the Chief Human Resources Officer of PNC, or such other person as the Committee may designate, if Grantee is not within one of the groups specified in Section A.15(a).

A.16 “Detrimental Conduct” means, for purposes of the Agreement:

(a) Grantee has engaged, without the prior written consent of PNC (with consent to be given at PNC’s sole discretion), in any Competitive Activity in the continental United States at any time during the period commencing on Grantee’s Termination Date and extending through (and including) the first (1st) anniversary of the

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later of (i) Grantee’s Termination Date and, if different, (ii) the first date after Grantee’s Termination Date as of which Grantee ceases to be engaged by the Corporation in any capacity for which Grantee receives compensation from the Corporation, including but not limited to acting for compensation as a consultant, independent contractor, employee, officer, director or advisory director;

(b) any act of fraud, misappropriation, or embezzlement by Grantee against PNC or one of its subsidiaries or any client or customer of PNC or one of its subsidiaries; or

(c) any conviction (including a plea of guilty or of nolo contendere) of Grantee for, or any entry by Grantee into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of Grantee’s employment or other service relationship with the Corporation.

Grantee will be deemed to have engaged in Detrimental Conduct for purposes of the Agreement only if and when the Committee (if Grantee was an “executive officer” of PNC as defined in SEC Regulation S-K when he or she ceased to be an employee of the Corporation) or the CEO (if Grantee was not such an executive officer), whichever is applicable, determines that Grantee has engaged in conduct described in clause (a) or clause (b) above or that an event described in clause (c) above has occurred with respect to Grantee, and, if so, determines that Grantee will be deemed to have engaged in Detrimental Conduct.

A.17 “Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

A.18 “Fair Market Value” as it relates to a share of PNC common stock as of any given date means the average of the reported high and low trading prices on the New York Stock Exchange (or such successor reporting system as PNC may select) for a share of PNC common stock on such date, or, if no PNC common stock trades have been reported on such exchange for that day, the average of such prices on the next preceding day and the next following day for which there were reported trades.

A.19 “GAAP” or “generally accepted accounting principles” means accounting principles generally accepted in the United States of America.

A.20 “Good Reason” means:

(a) the assignment to Grantee of any duties inconsistent in any respect with Grantee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to either the CIC Triggering Event or the Change in Control, or any other action by the Corporation which results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Corporation promptly after receipt of notice thereof given by Grantee;

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(b) a reduction by the Corporation in Grantee’s annual base salary as in effect on the Grant Date, as the same may be increased from time to time;

(c) the Corporation’s requiring Grantee to be based at any office or location that is more than fifty (50) miles from Grantee’s office or location immediately prior to either the CIC Triggering Event or the Change in Control;

(d) the failure by the Corporation (i) to continue in effect any bonus, stock option or other cash or equity-based incentive plan or program in which Grantee participates immediately prior to either the CIC Triggering Event or the Change in Control that is material to Grantee’s total compensation, unless a substantially equivalent arrangement (embodied in an ongoing substitute or alternative plan or program) has been made with respect to such plan or program, or (ii) to continue Grantee’s participation in such plan or program (or in such substitute or alternative plan or program) on a basis at least as favorable, both in terms of the amount of benefits provided and the level of Grantee’s participation relative to other participants, as existed immediately prior to the CIC Triggering Event or the Change in Control; or

(e) the failure by the Corporation to continue to provide Grantee with benefits substantially similar to those received by Grantee under any of the Corporation’s pension (including, but not limited to, tax-qualified plans), life insurance, health, accident, disability or other welfare plans or programs in which Grantee was participating, at costs substantially similar to those paid by Grantee, immediately prior to the CIC Triggering Event or the Change in Control.

A.21 “Grant” means the Restricted Shares Award granted to Grantee pursuant to Section 2 of the Agreement and pursuant to which the Restricted Shares are issued to Grantee subject to the restrictions set forth in and the terms and conditions of the Agreement and the Plan.

A.22 “Grant Date” means the Grant Date set forth on page 1 of the Agreement and is the date as of which the Restricted Shares Award is authorized to be granted by the Committee or its delegate in accordance with the Plan.

A.23 “Grantee” means the person to whom the Restricted Stock Award is granted and the Restricted Shares are issued, and is identified as Grantee on page 1 of the Agreement.

A.24 “Internal Revenue Code” means the Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder.

A.25 “Person” has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act.

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A.26 “PNC” means The PNC Financial Services Group, Inc.

A.27 “Restricted Period.” The applicable Restricted Period for Restricted Shares means, subject to early termination if so determined by the Committee or its delegate or pursuant to Section 7.5 of the Agreement, if applicable, the period from the Grant Date through (and including) the earlier of: (a) the date of Grantee’s death; (b) the day immediately preceding the day a Change in Control is deemed to have occurred; and (c) the day immediately preceding [vesting date/condition, by tranche if applicable] or, if later, the last day of any extension of the [applicable] Restricted Period for such shares pursuant to Section 7.4(a) of the Agreement, if applicable.

A.28 “SEC” means the United States Securities and Exchange Commission.

A.29 “Termination Date” means Grantee’s last date of employment with the Corporation. If Grantee is employed by a Consolidated Subsidiary that ceases to be a subsidiary of PNC or ceases to be a consolidated subsidiary of PNC under generally accepted accounting principles and Grantee does not continue to be employed by PNC or a Consolidated Subsidiary, then for purposes of the Agreement, Grantee’s employment with the Corporation terminates effective at the time this occurs.

A.30 “Total and Permanent Disability” means, unless the Committee or its delegate determines otherwise, Grantee’s disability as determined to be total and permanent by the Corporation for purposes of the Agreement.

A.31 “Unvested Shares” means any Restricted Shares that are not Awarded Shares.

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